UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 28, 2026

Date of Report (Date of earliest event reported)

ELITE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-15697	22-3542636
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

165 Ludlow Avenue, Northvale, New Jersey 07647

(Address of principal executive offices)

(201) 750-2646

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ELTP	OTCQB

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On October 28, 2026, the Board of Directors (the “Board”) of Elite Pharmaceuticals, Inc. (the “Company”) increased the size of the Board from four to six directors and unanimously elected Aqeel A. Fatmi, Ph.D., and John W. LaRocca, Esq., as Class II and Class I directors of the Company, respectively, effective October 28, 2026. Each of Dr. Fatmi and Mr. LaRocca will serve until the Company’s next annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal. The Board has not yet named either director to a committee of the Board or determined the committee or committees to which they will be named.

In connection with their respective elections to the Board, Dr. Fatmi and Mr. LaRocca will receive compensation in the same manner as the Board’s other non-management directors. Other than the standard compensation arrangement, there are no arrangements or understandings between either of Dr. Fatmi or Mr. LaRocca and any other person pursuant to which he was selected as a director. Neither Dr. Fatmi nor Mr. LaRocca has any family relationship with any director or executive officer of the Company, and neither is a party to any transaction, or proposed transaction, with the Company that would be required to be disclosed under Item 404(a) of Regulation S-K.

Background of the New Directors

Aqeel A. Fatmi, Ph.D., age 76, has more than four decades of experience in the pharmaceutical and biopharmaceutical industry. Since March 2016, he has served as an independent strategic and technical advisor to pharmaceutical companies and investors. His advisory and consulting engagements during the past ten years have included Tennenbaum Capital Partners, LLC/BlackRock Inc. (operating advisor, June 2017 to August 2026), Strides Pharma Inc. (consultant and advisor, April 2017 to April 2026), Aspire Pharmaceuticals, Inc. (consultant and advisor, June 2017 to October 2023) and Sofgen Pharma S.A. (consultant, July 2022 to October 2024). He served as a non-executive independent board advisor to Novasep SAS from May 2019 to March 2022. From August 2016 to April 2017, he served as Operating Executive Vice President of Epic Pharma LLC (“Epic”) and, as technical advisor to Humanwell Healthcare (Group) Co., Ltd. (“Humanwell”), led the integration of Epic’s technical and operations functions following Humanwell’s acquisition of Epic. From 2013 to February 2016, he was Chief Scientific Officer of Patheon Inc. and Banner Life Sciences, following Patheon’s acquisition of Banner Pharmacaps in December 2012, and from 2000 to 2012 he was Global Head of Research and Development and Operations at Banner Pharmacaps. Earlier, he founded and directed the Combinatorial Chemistry Center at Georgia State University and was Senior Vice President, U.S. Research and Development, at Solvay Pharmaceuticals, Inc. Since 2016, Dr. Fatmi has served on the Board of Education, School of Pharmacy, University of Georgia, Athens, Georgia. Dr. Fatmi holds a Ph.D. in Medicinal Chemistry from the University of Georgia and completed a National Science Foundation postdoctoral fellowship there.

John W. LaRocca, Esq., age 62, has more than three decades of legal experience, including more than two decades in the pharmaceutical industry, with a focus on generic and specialty pharmaceutical companies. Mr. LaRocca has served as an independent director of BetterLife Pharma Inc. (CSE: BETR) since July 2026. Since April 2025, he has provided consulting services to healthcare and life sciences companies and published a newsletter on biopharmaceutical legal and governance matters. From January 2024 to October 2025, he was Senior Vice President, General Counsel and Corporate Secretary of Y-mAbs Therapeutics, Inc. In 2023, Mr. LaRocca founded LaRocca Advisory Services, which provides advisory services to healthcare and life sciences companies. From 2018 to 2022, he was Vice President, General Counsel and Corporate Secretary of Aerie Pharmaceuticals, Inc. Earlier, he served as Executive Vice President, General Counsel and Chief Legal and Compliance Officer of Eagle Pharmaceuticals, Inc. (2015 to 2018), held senior legal positions at Actavis, Inc., including Chief Legal Officer (2005 to 2014), and was Divisional Counsel to Alpharma Inc.’s U.S. Generics Division. Mr. LaRocca holds a J.D. from Columbia Law School and a B.A. from Columbia College.

Item 7.01 Regulation FD Disclosure.

On November 3, 2026, the Company issued a press release announcing the election of Dr. Fatmi and Mr. LaRocca to the Board (the “Press Release”). A copy of the Press Release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 3, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2026	ELITE PHARMACEUTICALS, INC.

By:	/s/ Nasrat Hakim
Nasrat Hakim, President and CEO